Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154

CONTACTS:
Investors: Tiffany Willis, 708-551-2592
Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports First Quarter 2020 Results

•	First quarter 2020 reported and adjusted EPS* were $1.11 and $1.59, respectively, compared with $1.48 and $1.53, respectively, in the first quarter 2019
•	Due to the uncertainty of the effects of COVID-19, the Company has determined that its previous guidance for full year 2020 EPS, cash flow from operations and net sales outlook is no longer applicable

WESTCHESTER, Ill., May 5, 2020 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food manufacturing industry, today reported results for the first quarter 2020. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2020 and 2019, include items that are excluded from the non-GAAP financial measures that the Company presents.

“During these challenging times, Ingredion’s operations are considered ‘essential’ to maintaining the food supply in the countries in which we operate,” said Jim Zallie, Ingredion’s president and chief executive officer. “I’m extremely proud of our frontline employees for their commitment to ensuring we continue to deliver quality ingredients and solutions to our customers around the world. I would also like to express my deep appreciation to all of our global employees for the incredible energy and dedication they have displayed since the beginning of this crisis. In the weeks and months ahead, we will continue to focus on keeping our employees safe, serving our customers and the communities in which we operate and maintaining business continuity.”

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

INGREDION REPORTS FIRST QUARTER 2020 RESULTS – Page 2

“We are pleased with the operational and financial results for the first quarter. Amid macroeconomic disruptions, we experienced solid demand for our products and continued to grow our specialties portfolio. We further streamlined our organization to maximize operational efficiencies as part of our Cost Smart savings program, which is on track to achieve our 2020 savings target. Following the close of the quarter, we advanced our Driving Growth Roadmap, announcing the pending acquisition of PureCircle, a global leader in the high-intensity natural stevia sweetener space that expands our capabilities in sugar reduction,” continued Zallie.

“In the second quarter, we expect strong demand for ingredients found in traditional packaged food products predominantly sold in retail grocery. However, the pandemic has significantly impacted food service traffic and we expect reduced volumes for ingredients that are formulated into food service meals and beverages consumed away-from-home,” stated Zallie.

“While we face unprecedented unknowns, I am confident in the agility of our teams to confront the unique challenges ahead and adapt quickly to best position our business for long-term growth and value creation for all stakeholders,” concluded Zallie.

Diluted Earnings Per Share (EPS)

	1Q19	1Q20
Reported EPS	$1.48	$1.11
Acquisition/Integration Costs	$0.01	—
Restructuring/Impairment Costs	$0.05	$0.16
Discrete Tax Items	$(0.01)	$0.32
Adjusted EPS**	$1.53	$1.59

Estimated factors affecting change in reported and adjusted EPS

1Q20
Margin	0.11
Volume	(0.02)
Foreign exchange	(0.05)
Other income	(0.01)
Total operating items	0.03

Other non-operating income	-
Financing costs	0.04
Shares outstanding	(0.01)
Tax rate	-
Non-controlling interest	-
Total non-operating items	0.03
Total items affecting EPS**	$0.06

**Totals may not foot due to rounding

INGREDION REPORTS FIRST QUARTER 2020 RESULTS – Page 3

Financial Highlights

~~•~~	At March 31, 2020, total debt and cash and short-term investments were $1.9 billion and $280 million, respectively, versus $1.8 billion and $268 million, respectively, at December 31, 2019. The increase in total debt was primarily driven by timing of borrowings.
~~•~~	Cash from operations at March 31, 2020 was $65 million, up $47 million from the year-ago period, driven primarily by improved change in working capital.
•	Net financing costs were $18 million or $4 million lower in the first quarter than the year-ago period, driven by lower interest expense.
•	Reported and adjusted effective tax rates for the quarter were 42.6 percent and 26.0 percent, respectively, compared to 26.6 percent and 27.1 percent, respectively, in the year-ago period. The increase in the reported rate was due to a $22 million discrete tax provision driven by the 24 percent decrease in the value of the Mexican peso against the U.S. dollar during the first quarter.
•	First quarter capital expenditures were $98 million, up $18 million from the year-ago period due to timing of cash payments made to support our investment in plant-based proteins and other growth projects.
•	On April 9, 2020, the Company announced an agreement to acquire PureCircle, a Bermuda company traded on the London Stock Exchange. The transaction is expected to close during the third quarter of 2020 subject to regulatory, shareholder approvals and other closing conditions.

Business Review

Total Ingredion

Net Sales

$ in millions	2019	FX Impact	Volume	Price mix	2020	% change	% change excl. FX
First quarter	1,536	(40)	4	43	1,543	—	3%

Reported Operating Income

$ in millions	2019	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	2020	% change	% change excl. FX
First quarter	161	(5)	6	1	(10)	153	(5)%	(2)%

Adjusted Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
First quarter	166	(5)	6	167	1%	4%

INGREDION REPORTS FIRST QUARTER 2020 RESULTS – Page 4

Net Sales

•	First quarter net sales were flat compared to the year-ago period as favorable price mix was offset by foreign exchange impact. Excluding foreign exchange impacts, net sales were up 3 percent.

Operating income

•	Reported and adjusted operating incomes for the quarter were $153 million and $167 million, respectively, a decrease of 5 percent and an increase of 1 percent, respectively, from the same period last year. The decrease in reported operating income was primarily due to asset closures and restructuring costs related to Cost Smart that were partially offset by improved price mix. The increase in adjusted operating income was driven by improved price mix. Excluding foreign exchange impacts, adjusted operating income was up 4 percent from the same period last year.
•	First quarter reported operating income was lower than adjusted operating income by $14 million, driven by asset closures and restructuring costs related to Cost Smart.

North America

Net Sales

$ in millions	2019	FX Impact	Volume	Price mix	2020	% change	% change excl. FX
First quarter	951	(1)	(8)	21	963	1%	1%

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
First quarter	125	—	—	125	—	—

Operating income

•	First quarter operating income was $125 million, flat compared to a year ago. Improved price mix and higher specialty volumes were offset by higher corn costs due to timing of hedge mark-to-market.

South America

Net Sales

$ in millions	2019	FX Impact	Volume	Price mix	2020	% change	% change excl. FX
First quarter	228	(25)	13	21	237	4%	15%

INGREDION REPORTS FIRST QUARTER 2020 RESULTS – Page 5

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
First quarter	18	(3)	11	26	44%	61%

Operating income

•	First quarter operating income was $26 million, an increase of $8 million from a year ago. Favorable price mix and volume more than offset higher raw material costs and foreign currency impacts. Excluding foreign currency impacts, segment operating income was up 61 percent from the same period last year. NOTE: Argentina accounted for in USD under hyper-inflationary accounting.

Asia-Pacific

Net Sales

$ in millions	2019	FX Impact	Volume	Price mix	2020	% change	% change excl. FX
First quarter	203	(5)	(6)	(3)	189	(7)%	(4)%

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
First quarter	20	—	—	20	—	—

Operating income

•	First quarter operating income was $20 million, flat compared to a year ago. The negative impact of COVID-19 disruptions on volume were offset by lower operating costs.

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2019	FX Impact	Volume	Price mix	2020	% change	% change excl. FX
First quarter	154	(9)	5	4	154	—	6%

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
First quarter	24	(2)	5	27	13%	21%

INGREDION REPORTS FIRST QUARTER 2020 RESULTS – Page 6

Operating income

•	First quarter operating income was $27 million, up $3 million from a year ago as favorable price mix more than offset foreign currency impacts. Excluding foreign currency impacts, segment operating income was up 21 percent from the same period last year.

Dividends

•	In March 2020, the Company maintained the quarterly dividend at $0.63 per share and paid dividends of $42 million in the first quarter.

2020 Outlook

Due to the uncertainty of the effects of COVID-19, the Company has determined that its previous guidance for full year 2020 EPS, cash flow from operations and net sales outlook is no longer applicable.

The impact of COVID-19 in the first quarter was relatively modest. We saw higher volumes in more traditional channels as consumers stocked their pantries in anticipation of stay-at-home restrictions, and we expect these channels to continue to perform well. However, significant uncertainty exists in the food service sector as to when and at what pace consumer traffic begins to return.

In South America, the pandemic is at an earlier stage and we anticipate significant negative impacts to the food service, brewery and confectionary sectors. In North America, we expect reduced demand in food service volumes, and specifically in Mexico, depressed brewery volumes due to government imposed

COVID-19 mandates.

In EMEA, we anticipate strong specialty sales in Europe, but weaker volumes in Pakistan. In Asia-Pacific, as restrictions are being lifted, we are seeing relatively strong demand recovery. However, it is too early to determine if that recovery will be sustained.

For the full year, we expect a reported tax rate of 28.5 percent to 32 percent and an adjusted effective tax rate range of approximately 26 percent to 27 percent.

Committed capital investments are anticipated to be between $285 million to $305 million, assuming that equipment orders, access to our sites, and contractor safety can be maintained.

Conference Call and Webcast Details

Ingredion will conduct a conference call today at 9 a.m. ET (8 a.m. CT) hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a visual presentation accessible through the Ingredion website at https://ir.ingredionincorporated.com/, in the "Events and Presentations" section, under "News and Events.” The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time at https://ir.ingredionincorporated.com/.

INGREDION REPORTS FIRST QUARTER 2020 RESULTS – Page 7

Upcoming Communications

Jim Zallie and James Gray will participate virtually in the BMO Farm-to-Market conference on May 13, 2020 at 11:20 a.m. ET. The presentation will be available on the Company’s website, https://ir.ingredionincorporated.com/, in the "Events and Presentations" section, under "News and Events.” Additionally, Ingredion will host its’ annual meeting of stockholders virtually on Wednesday, May 20, 2020 at 9:00 a.m. CT. The annual meeting can be accessed by visiting www.virtualshareholdermeeting.com/INGR2020.

About the Company

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2019 annual net sales over $6 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredients solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, any statements regarding the Company's expectations regarding its effective tax rates and committed capital investments for 2020 and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as "may," "will," "should," "anticipate," "assume," "believe," "plan," "project," "estimate," "expect," "intend," "continue," "pro forma," "forecast," "outlook," "propels," "opportunities," "potential," "provisional," or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are "forward-looking statements."

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS FIRST QUARTER 2020 RESULTS – Page 8

Actual results and developments may differ materially from the expectations expressed in or implied by our forward looking statements as a result of the following risks and uncertainties, among others: changing consumption preferences and perceptions, including those relating to high fructose corn syrup; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products, our access to credit markets and our ability to collect our receivables from customers; adverse changes in investment returns earned on our pension assets; future financial performance of major industries which we serve and from which we derive a significant portion of our sales, including the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; changes in U.S. and foreign government policy, laws or regulations and costs of legal compliance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic and the specific varieties of corn upon which some of our products are based, and our ability to pass on potential increases in the cost of corn or other raw materials to customers; raw material and energy costs and availability; our ability to contain costs, achieve budgets and to realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget, and to achieve expected savings under our Cost Smart program as well as with respect to freight and shipping costs; the impact of financial and capital markets on our borrowing costs, including as a result of foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; the potential effects of climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing plants or with respect to boiler reliability; risks related to product safety and quality and compliance with environmental, health and safety, and food safety laws and regulations; economic, political and other risks inherent in operating in foreign countries with foreign currencies and shipping products between countries, including with respect to tariffs, quotas and duties; interruptions, security breaches or failures that might affect our information technology systems, processes and sites; our ability to maintain satisfactory labor relations; the impact that weather, natural disasters, war or similar acts of hostility, acts and threats of terrorism, the outbreak or continuation of pandemics such as COVID 19 and other significant events could have on our business; the potential recognition of impairment charges on goodwill or long lived assets; changes in our tax rates or exposure to additional income tax liabilities; and our ability to raise funds at reasonable rates to grow and expand our operations.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent reports on Form 10-Q and Form 8-K.

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Income

(Unaudited)

(in millions, except per share amounts)	Three Months Ended March 31,		Change %
	2020	2019
Net sales	$1,543	$1,536	0%
Cost of sales	1,220	1,220
Gross profit	323	316	2%

Operating expenses	154	150	3%
Other income, net	2	1
Restructuring/impairment charges	14	4
Operating income	153	161	(5)%
Financing costs, net	18	22
Other, non-operating expense (income), net	(1)	-
Income before income taxes	136	139	(2)%
Provision for income taxes	58	37
Net income	78	102	(24)%
Less: Net income attributable to non-controlling interests	3	2
Net income attributable to Ingredion	$75	$100	(25)%

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	67.1	66.8
Diluted	67.8	67.4

Earnings per common share of Ingredion:
Basic	$1.12	$1.50	(25)%
Diluted	$1.11	$1.48	(25)%

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$278	$264
Short-term investments	2	4
Accounts receivable – net	996	977
Inventories	857	861
Prepaid expenses	55	54
Total current assets	2,188	2,160

Property, plant and equipment – net	2,208	2,306
Goodwill	787	801
Other intangible assets – net	427	437
Operating lease assets	147	151
Deferred income tax assets	16	13
Other assets	179	172
Total assets	$5,952	$6,040

Liabilities and equity
Current liabilities
Short-term borrowings	$77	$82
Accounts payable and accrued liabilities	860	885
Total current liabilities	937	967

Non-current liabilities	205	220
Long-term debt	1,871	1,766
Non-current operating lease liabilities	115	120
Deferred income tax liabilities	174	195
Share-based payments subject to redemption	23	31

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at March 31, 2020 and December 31, 2019	1	1
Additional paid-in capital	1,142	1,137
Less: Treasury stock (common stock; 10,772,260 and 10,993,388 shares at
March 31, 2020 and December 31, 2019, respectively) at cost	(1,028)	(1,040)
Accumulated other comprehensive loss	(1,322)	(1,158)
Retained earnings	3,813	3,780
Total Ingredion stockholders' equity	2,606	2,720
Non-controlling interests	21	21
Total equity	2,627	2,741

Total liabilities and equity	$5,952	$6,040

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
(in millions)	2020	2019
Cash provided by operating activities:
Net income	$78	$102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54	51
Mechanical stores expense	13	13
Deferred income taxes	-	5
Margin accounts	(20)	1
Changes in other trade working capital	(85)	(171)
Other	25	17
Cash provided by operating activities	65	18

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net proceeds on disposals	(98)	(80)
Payments for acquisitions, net of cash acquired	-	(41)
Short-term investments	2	3
Cash used for investing activities	(96)	(118)

Cash used for financing activities:
Proceeds from borrowings (payments on), net	102	8
Repurchases of common stock, net	-	63
Issuances of common stock for share-based compensation, net of settlements	2	(1)
Dividends paid, including to non-controlling interests	(42)	(42)
Cash provided by financing activities	62	28

Effect of foreign exchange rate changes on cash	(17)	-
Increase (decrease) in cash and cash equivalents	14	(72)
Cash and cash equivalents, beginning of period	264	327
Cash and cash equivalents, end of period	$278	$255

Ingredion Incorporated ("Ingredion")

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

(in millions, except for percentages)	Three Months Ended March 31,			Change
	2020	2019	Change	Excl. FX
Net Sales
North America	$963	$951	1%	1%
South America	237	228	4%	15%
Asia-Pacific	189	203	(7)%	(4)%
EMEA	154	154	0%	6%
Total Net Sales	$1,543	$1,536	0%	3%

Operating Income
North America	$125	$125	0%	0%
South America	26	18	44%	61%
Asia-Pacific	20	20	0%	0%
EMEA	27	24	13%	21%
Corporate	(31)	(21)	(48)%	(48)%
Sub-total	167	166	1%	4%
Acquisition/integration costs	-	(1)
Restructuring/impairment charges	(14)	(4)
Total Operating Income	$153	$161	(5)%	(2)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment cost, Mexico discrete tax provision, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2020		March 31, 2019
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$75	$1.11	$100	$1.48
Add back:
Acquisition/integration costs, net of income tax benefit of $- million for the three months ended March 31, 2020 and 2019 (i)	-	-	1	0.01
Restructuring/impairment charges, net of income tax benefit of $3 million and $1 million for the three months ended March 31, 2020 and 2019, respectively (ii)	11	0.16	3	0.05
Discrete tax item - Mexico (iii)	22	0.32	(1)	(0.01)
Non-GAAP adjusted net income attributable to Ingredion	$108	$1.59	$103	$1.53

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2019 period includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.

(ii) During the first quarter in 2020, the Company recorded $14 million of pre-tax restructuring/impairment charges, consisting of $9 million  of restructuring related expenses as part of the Cost Smart cost of sales program and $5 million of employee-related and other costs, including professional services, associated with our Cost Smart SG&A program.

During the first quarter in 2019, the Company recorded $4 million of pre-tax restructuring charges, comprised of $3 million of employee-related severance and other costs as part of the Cost Smart SG&A program and $1 million in restructuring expenses as part of the Cost Smart cost of sales program in relation to the cessation of wet-milling at the Stockton, California plant.

(iii)  The discrete tax item represents the impact of the Company’s use of the U.S. dollar as the functional currency for its subsidiaries in Mexico.  Mexico’s effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars.  A $22 million discrete tax provision was recorded for the three months ended March 31, 2020 as a result of the movement of the Mexican peso against the U.S. dollar during the period, compared to a $1 million discrete tax benefit recorded for the three months ended March 31, 2019.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended
	March 31,
(in millions, pre-tax)	2020	2019
Operating income	$153	$161
Add back:
Acquisition/integration costs (i)	-	1
Restructuring/impairment charges (ii)	14	4
Non-GAAP adjusted operating income	$167	$166

For notes (i) through (ii) see notes (i) through (ii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended March 31, 2020
	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$136	$58	42.6%

Add back:

Restructuring/impairment charges (ii)	14	3

Discrete tax item - Mexico (iii)	-	(22)

Adjusted Non-GAAP	$150	$39	26.0%

	Three Months Ended March 31, 2019
	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$139	$37	26.6%

Add back:

Acquisition/integration costs (i)	1	-

Restructuring/impairment charges (ii)	4	1

Discrete tax item - Mexico (iii)	-	1

Adjusted Non-GAAP	$144	$39	27.1%

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of Reported U.S. GAAP Effective Tax Rate ("GAAP ETR")

to Anticipated Adjusted Effective Tax Rate ("Adjusted ETR")

(Unaudited)

	Anticipated Effective Tax Rate Range for Full Year 2020
	Low End	High End
GAAP ETR	28.5%	32.0%

Add:

Restructuring/impairment charges (ii)	0.9%	0.9%

Discrete tax item - Mexico (iii)	(2.8)%	(5.2)%

Other tax matters (iv)	0.5%	0.5%

Impact of adjustment on Effective Tax Rate (v)	(1.1)%	(1.2)%

Adjusted ETR	26.0%	27.0%

Above is a reconciliation of our anticipated full year 2020 GAAP ETR to our anticipated full year 2020 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted ETR guidance. For these reasons, we are more confident in our ability to predict adjusted ETR than we are in our ability to predict GAAP ETR.

(ii) Reflects current estimates for 2020 restructuring charges related to the Cost Smart cost of sales & SG&A programs. As specific projects within these programs are approved, the estimates will be reviewed and may be subject to revision.

(iii) Estimated impact of the change in the value of the Mexican peso against the U.S. dollar.  Because the Company uses the U.S. dollar as the functional currency for its subsidiaries in Mexico, its effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars. The change in the Mexican peso produced substantial taxable translation gains or losses on net-U.S.-dollar-monetary assets held in Mexico for which there are no corresponding gain in pre-tax income.

(iv) This relates to other tax settlements and the reversal of interest and penalties for tax reserves.

(v) Indirect impact of tax rate after items (ii) through (iv).